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Exhibit 11.1

                     INTEGRAL SYSTEMS INC. AND SUBSIDIARIES

                        COMPUTATION OF EARNINGS PER SHARE


                                                  Three Months Ended                    Six Months Ended
                                                       March 31,                           March 31,
                                                 2002             2001               2002             2001
                                              ----------       ----------         ----------       ----------

Numerator:
Net Income                                      $433,599         $788,033         $1,049,704       $1,840,273

Denominator:
Denominator for basic earnings
  per share-weighted-average shares            9,120,763        9,452,318          9,096,980        9,446,718
Effect of dilutive securities:
Employee stock options                           195,980          156,199            199,903          140,069
Denominator for diluted earnings per
  share adjusted weighted-average
  shares and assumed conversions               9,316,743        9,608,517          9,296,883        9,586,787

Basic earnings per share                           $0.05            $0.08              $0.12            $0.19
Diluted earnings per share                         $0.05            $0.08              $0.11            $0.19





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